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                                                                Exhibit 23(j)(9)

                            SULLIVAN & CROMWELL, LLP

                                January 27, 2005

Seligman Municipal Fund Series, Inc.,
100 Park Ave., 8th Floor,
New York, New York  10017.

Ladies and Gentlemen:

                We have acted as counsel to Seligman Municipal Fund Series, Inc. (the "Fund"), and you have requested our opinion regarding the New York State and City personal income tax consequences to holders of shares of the New York Municipal Series of the Fund (the "New York Series").

                The Fund, a Maryland corporation, is an open-end non-diversified management investment company authorized by its Articles of Incorporation, Articles of Amendment and Articles Supplementary to such Articles of Amendment (collectively, the "Articles") to issue shares representing separate investment series of the Fund, one of which is the New York Series. The Articles provide that all consideration received by the Fund for the issue or sale of shares of a particular series, all assets in which such consideration is invested and all income and proceeds from such assets shall irrevocably belong to that series only, subject only to the rights of creditors. Dividends on shares of a particular series may be paid only from the assets belonging to the series. The income of the New York Series will consist primarily of interest on obligations of New York State and its municipalities and public authorities which is excluded from gross income for Federal income tax purposes by Section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code") and certain other interest which is excluded from gross income for Federal income tax purposes, such as interest on bonds issued by the Government of Puerto Rico and exempt pursuant to Section 745 of Title 48 of the United States Code.

                In connection with this opinion, we have assumed with your consent that the New York Series of the Fund is a regulated investment company taxable under Subchapter M of the Code and that dividends paid by the New York Series will constitute in whole or in part "exempt-interest dividends" within the meaning of Section 852(b)(5) of the Code.

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Seligman Municipal Fund Series, Inc.                                         -2-

                Adjusted gross income for New York State and City personal income tax purposes is defined as adjusted gross income for Federal income tax purposes with certain statutory modifications. One modification is that interest received by a taxpayer on obligations of any state other than New York or a political subdivision of any such state generally must be added to Federal adjusted gross income. Regulations promulgated by the New York State Tax Commission provide that "exempt-interest dividends" attributable to interest on obligations of any state other than New York or a political subdivision of any such state must be added to Federal adjusted gross income in calculating adjusted gross income for New York State and City personal income tax purposes.

                On the basis of the foregoing and our consideration of such matters as we have considered necessary, we advise you that, in our opinion, for New York State and City personal income tax purposes, owners of shares in the New York Series will be entitled to exclude from their adjusted gross income for New York State and City tax purposes any dividends paid by the New York Series which qualify as "exempt-interest dividends" under Section 852(b)(5) of the Code and are not derived from interest on obligations of a state other than New York or a political subdivision of any such state. Such dividends would include, for example, dividends derived from qualifying interest on obligations issued by the Government of Puerto Rico.

                In this regard, we have reviewed the Notices of the New York State Income Tax Bureau, dated February 18, 1977 and March 7, 1977, expressing the view that not only "exempt-interest dividends" derived from obligations of other states and their political subdivisions but all "exempt-interest dividends" which are attributable to interest on obligations of any issuer other than New York State or one of its political subdivisions (such as obligations issued by the Government of Puerto Rico) must be added to Federal adjusted gross income. Insofar as these Notices conflict with the regulations, which were adopted after the issuance of the Notices and which more closely follow the statutory language, we regard the regulations as the controlling authority. We note that the New York State Tax Commission has issued an advisory opinion, TSB-A-82-(5)-I (Sept. 22, 1982), in which it concluded that "exempt-interest dividends" attributable to interest on obligations issued by the Governments of Puerto Rico, the Virgin Islands and Guam, are exempt from New York State and City personal income tax.

                We hereby consent to the reference to us and the filing of this opinion as an exhibit to the Registration Statement for the Fund and to the reference to us under the heading "New York State and City Taxes." In giving such consent, we do not thereby

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Seligman Municipal Fund Series, Inc.                                         -3-

admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ SULLIVAN & CROMWELL, LLP
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                                        SULLIVAN & CROMWELL, LLP